EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Employee Benefits Committee
Noble Energy, Inc. Thrift and Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement (No. 333-118976) on Form S-8 of Noble Energy, Inc. of our report dated June 20, 2011, with respect to the statement of net assets available for benefits of the Noble Energy, Inc. Thrift and Profit Sharing Plan as of December 31, 2010, which report appears in the December 31, 2011 annual report on Form 11-K of the Noble Energy, Inc. Thrift and Profit Sharing Plan.

/s/ KPMG LLP

Houston, Texas
June 14, 2012